Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-159709, No. 333-125122 and No. 333-116976 on Form S-8 and in Registration Statement No. 333-171151 on Form S-3 of our reports dated March 15, 2011, relating to the consolidated financial statements of MoneyGram International, Inc., and the effectiveness of MoneyGram International, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MoneyGram International, Inc. for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
March 15, 2011